As filed with the Securities and Exchange Commission on December 15, 1998
                                                      Registration No. 333-63021
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ASTROPOWER, INC.
            (Exact name of registrant as specified in its charter)
                                 ____________

     Delaware                                              51-0315869
(State or other jurisdiction of           (I.R.S. EmployerIdentification Number)
incorporation or organization)

                                  SOLAR PARK
                          NEWARK, DELAWARE 19716-2000
                        (ADDRESS, INCLUDING ZIP CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                               ASTROPOWER, INC.
                              401(K) SAVINGS PLAN
                           (FULL TITLE OF THE PLAN)

DR. ALLEN M. BARNETT, PRESIDENT                          COPY TO:
ASTROPOWER, INC.                                     PETER LANDAU, ESQ.
SOLAR PARK                                    OPTON HANDLER FEILER & LANDAU, LLP
NEWARK, DELAWARE   19716-2000                       52 VANDERBILT AVENUE
                                                   New York, N.Y. 10017
(ADDRESS, INCLUDING ZIP                                (212) 599-1744
CODE OF AGENT FOR SERVICE)


                                (302) 366-0400
         (Telephone number, including area code, of agent for service)



                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------

Title of Securities     Amount to be         Proposed maximum       Proposed maximum           Amount of
 to be Registered        Registered          offering price per     aggregate offering    registration fee (1)
                                                 share (1)              price (1)
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share,
 for issuance
 pursuant to 401(k)    500,000 Shares            $8.75                $4,375,000              $1,290.62
 Savings Plan

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and asked price for the Common Stock as quoted on the Nasdaq National Market on December 9, 1998 a date within five business days of the date of filing of this Registration Statement.

(2) Pursuant to Rule 416, there is also registered hereunder such indeterminate number of additional shares as may become issuable upon the exercise of Options as a result of the antidilution provisions contained in the Plan.

                                    PART I
                      INFORMATION REQUIRED IN PROSPECTUS

A reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 is being filed with the Commission as part of this Registration Statement on Form S-8 (this "Registration Statement"). The information called for by Part I of this Registration Statement will be sent or given to Participants in the AstroPower, Inc. 401(k) Savings Plan in accordance with the provisions of Rule 428 (b) (1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement.

PROSPECTUS

                               ASTROPOWER, INC.

                        500,000 SHARES OF COMMON STOCK
                               ($.0l PAR VALUE)

The shares of Common Stock, par value $.01 per share of AstroPower, Inc. together with its subsidiaries, (collectively the "Company") which are the subject of this Prospectus (the "Shares") and which may be sold from time to time, are Shares which may be issued to the Company's 401(k) Savings Plan (the "Plan"). See "Selling Stockholders".

It is anticipated that the Shares may be offered for sale by the Plan on behalf of one or more of the Plan Participants, in its discretion, on a delayed or continuous basis from time to time in transactions in the open market at prices prevailing at the time of sale on the Nasdaq National Market under the symbol "APWR" or in private transactions at negotiated prices or otherwise. Such transactions may be effected directly by the Trustees of the Trust Fund which holds the assets of the 401(k) Plan, acting for the Plan or for the account of a Plan Participant. Alternatively, such transactions may be effected through brokers, dealers or other agents designated from time to time by the Plan, and such brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the Plan or the purchasers of the Shares. The Plan, brokers who execute orders on their behalf and other persons who participate in the offering of the Shares on their behalf may be deemed to be "underwriters" within the meaning of Section 2 (11) of the Securities Act of 1933, as amended (the "Securities Act") and therefore a portion of the proceeds of sales and commissions or concessions may be deemed underwriting compensation for purposes of the Securities Act. The Company will not receive any part of the proceeds from sale of Shares by the Plan. See "Plan of Distribution".

The Company will pay all costs and expenses incurred by it in connection with the registration of the Shares under the Securities Act. The Plan will pay the costs associated with any sales of Shares, including any concessions, commissions, fees and applicable transfer taxes.

See "Risk Factors" for a discussion of certain factors to be considered by purchasers of the Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is December 15, 1998.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY THE SECURITIES TO WHICH THIS PROSPECTUS RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE AS OF WHICH INFORMATION IS SET FORTH HEREIN.


                               TABLE OF CONTENTS
                               -----------------


                                                                           Page
                                                                           ----
Available Information..................................................     3
Incorporation of Certain Documents by Reference........................     4
The Company............................................................     5
Risk Factors...........................................................     6
Use of Proceeds........................................................     19
Selling Stockholders...................................................     19
Plan of Distribution...................................................     19
Resale of Shares by Affiliates.........................................     20
Legal Matters..........................................................     21
Experts................................................................     21

                             AVAILABLE INFORMATION

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act" ), and accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, 7 World Trade Center New York, New York, 10048 and at 5757 Wilshire Boulevard, Los Angeles, California 90024. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, located at http://www.sec.gov.

This Prospectus constitutes a part of a registration statement on Form S-8 (the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Public Reference Section of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Annual Report").

(b) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

(c) The Company's Proxy Statement with respect to its 1998 Annual Meeting of Shareholders, dated May 20, 1998.

(d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated January 23, 1998, including all amendments and reports filed for the purpose of updating such description.

All documents filed pursuant to Section 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion of the offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Thomas J. Stiner, Vice President and Chief Financial Officer, AstroPower, Inc., Solar Park, Newark, Delaware 19716-2000, (302) 366-0400.

                                  THE COMPANY

The Company develops, manufactures, markets, and sells photovoltaic ("PV") solar cells, modules and panels for generating solar electric power. Solar cells are semiconductor devices which convert light directly into electricity. Solar electric power is used off the electric utility grid for many applications in the communications and transportation industries and in remote villages and homes. Solar electric power is also used in on-grid applications by existing electric utility customers to provide a clean, renewable source of alternative or supplementary electric power.

The Company has developed a new proprietary technology, Silicon-Film(TM), which it believes will provide significantly lower manufacturing costs for solar cells than any other current process. Silicon-Film(TM) is an advanced continuous sheet process for forming the crystalline silicon wafers from which solar cells are fabricated. Silicon-Film(TM): (i) uses raw material which is lower in cost than the solar or semiconductor grade silicon used in other solar cell processes:
(ii) operates at continuous high processing speeds, leading to lower capital and manufacturing costs than conventional batch processes; and (iii) produces crystalline silicon sheets which are larger than those obtained from conventional processes, capturing economies of scale in manufacturing, materials utilization and solar cell and module fabrication.

The Company currently produces most of its solar cells from silicon wafers recycled from the semiconductor industry in its 5 megawatt ("MW") annual capacity plant. In October 1997, the Company commenced equipment purchases for the scale-up of its Silicon-Film(TM) process in a new 9 MW annual capacity plant (the "9 MW plant"). In January 1998, the Company signed a lease for a 60,300 square foot facility to house the 9 MW plant. This facility came on line and began making the first commercial shipments in the second quarter of 1998. When operating at full capacity, this facility is expected to produce approximately 9 MW of products per year.

In addition, assuming successful and timely ramp up of its 9 MW plant, the Company intends to implement a further major increase in Silicon-Film(TM) capacity in 1999. The Company's planned expansion would approximately triple manufacturing capacity in 1998 and further increase capacity in 1999 by a factor of two or more. In the first quarter of 1998, the Company completed an initial public offering of its Common Stock, raising net proceeds of $16.7 million.

The Company sells its solar cells, modules and panels to distribution and manufacturing customers which either resell such products to other marketing intermediaries or which assemble such products into completed systems for sale to end users. The Company uses a "tiered" customer strategy, which aims to grow volume with existing customers while selectively adding new customers, thereby obtaining access to high growth market segments while maintaining geographic diversification.

The Company was incorporated in Delaware in 1989 as a successor to a business that was organized in 1983. The Company's principal executive offices are located at Solar Park, Newark, Delaware 19716-2000 and its telephone number is
(302) 366-0400.



                                 RISK FACTORS

An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors before making a decision to purchase the Common Stock offered hereby.

This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this document, the words "anticipate", "believe", "estimate", expect", "going forward", and similar expressions, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

SCALE-UP OF NEW MANUFACTURING PLANT

The Company began manufacturing Silicon-Film(TM) products and making the first commercial shipments from its new 9 MW annual capacity plant in the second quarter of 1998. The new plant utilizes the Company's proprietary Silicon-Film(TM) production equipment which has produced more than 130,000 solar cells in pilot production for sale and for use in commercial and demonstration programs. The Company believes, on the basis of its Silicon-Film(TM) pilot production, that it has demonstrated manufacturing yields, equipment capability, product performance and product quality that will enable it to produce solar cells at costs lower than competitors when manufactured in large quantities. However, the successful ramping of the 9 MW plant to full capacity requires substantial engineering and is subject to significant risks, including risks of cost overruns and delays. There can be no assurance that the Company will successfully operate its Silicon-Film(TM) processes in high volume, make planned process and equipment improvements, implement multiple production lines or be able to hire and train the additional employees and management needed to operate the 9 MW plant. To the extent that the Company's financial and operational plans and capital budgets assume increases in productivity, equipment performance and energy conversion efficiency of solar cells produced in its 9 MW plant over the levels achieved in pilot production, any failure by the Company to achieve these projected increases, or any failure or significant delay in ramping up the 9 MW plant, could materially and adversely affect the Company's business, results of operations and financial condition.

HIGH-VOLUME OPERATION OF SILICON-FILM(TM) PRODUCTION EQUIPMENT

The Company's current Silicon-Film(TM) production machine began operation in February 1997 and has made more than 100 pilot production runs aggregating more than 500 hours. As the Company ramps up the 9 MW plant to full capacity, the Company will begin continuous high-volume production of Silicon-Film(TM) products using its current Silicon-Film(TM) production machine. The Company believes that the production results obtained from the current Silicon-Film(TM) machine demonstrate the Company's ability to produce Silicon-Film(TM) products at full-scale production levels. However, there can be no assurance that the current machine will perform as anticipated at continuous production levels.
The Company may not ultimately be able to operate the current machine at full-scale production levels without experiencing significant delays, equipment breakdowns, higher costs or lower product quality. In addition, to the extent that the Company's business and financial projections assume increased levels of productivity and economies of scale upon achieving full-scale production levels, the failure to achieve such increases could materially and adversely affect the Company's business, results of operations and financial condition.

ACCEPTANCE OF SILICON-FILM(TM) PRODUCTS IN THE SOLAR ELECTRIC POWER MARKET

The Company believes it can produce its Silicon-Film(TM) solar cells at a lower cost per watt than any competing technology because of the continuous nature of the Silicon-Film(TM) manufacturing process, the use of inexpensive raw materials and the elimination of costly manufacturing steps that must be used in other competing technologies. The Company believes that the anticipated lower cost per watt of solar cells produced by the Silicon-Film(TM) process will provide it with significant price advantages over current and potential alternative technologies.

However, there is no assurance that the Company will be able to sell its Silicon-Film(TM) products at a lower price per watt than conventional solar cells because the Company may not be able to produce Silicon-Film(TM) products at projected costs and/or because prices for competing solar cells may decline more rapidly than anticipated. Although the Company plans to price its Silicon-Film(TM) solar cells competitively, the market acceptance of the Company's Silicon-Film(TM) products may also be affected by Silicon-Film's(TM) lower energy conversion efficiency and power produced per unit of area compared to some other competing solar cell products. The Company's Silicon-Film(TM) products may also fail to win market acceptance due to the development of new products or technologies by competitors. Other factors that may affect the acceptance of the Company's Silicon-Film(TM) products include the size, appearance and quality of Silicon-

Film(TM) solar cells and the market acceptance of module products and systems assembled by manufacturers over which the Company has no control. The failure of the Company's Silicon-Film(TM) products to achieve market acceptance and/or price advantage could materially and adversely affect the Company's business, results of operations and financial condition

FUTURE EXPANSION OF MANUFACTURING CAPACITY

The Company commenced Silicon-Film(TM) production in the 9 MW plant in the first half of 1998 and expects to reach full capacity production in 1999. Assuming successful and timely ramp of the 9 MW plant, the Company intends to implement another major increase in Silicon-Film(TM) capacity in 1999 (the "Future Expansion"). The Company believes that this Future Expansion, based on its experience with the 9 MW plant, will result in increases in productivity and equipment performance, mostly through economies of scale associated with high volume commercial production and advances in Silicon-Film(TM) manufacturing technology. Based on its pilot production and the expected results from its 9 MW plant, the Company also believes that it will achieve further increases in the energy conversion efficiency of the Silicon-Film(TM) solar cells as it implements and scales up the Future Expansion. However, there can be no assurance that production in the 9 MW plant will reach maximum capacity or that the Company will be able to utilize additional manufacturing capacity from the Future Expansion. There can also be no assurance that increased levels of productivity, throughput levels, periods of equipment operation or product energy conversion efficiencies will be obtained or can be consistently maintained as a result of any Future Expansion. If the Company is unable for any reason to successfully complete, scale-up or efficiently utilize additional manufacturing capacity as a result of any Future Expansion, the Company's business, results of operations or financial condition would be materially and adversely affected.

MANAGEMENT OF GROWTH

The Company's planned rapid expansion of Silicon-Film(TM) manufacturing capacity in 1998 and 1999 entails a planned threefold expansion of the Company's manufacturing capacity in 1998 and a further two-fold expansion of that manufacturing capacity in 1999. This planned expansion, involving major increases in facilities and employees and enhancements to its operating systems, could place a significant strain on the Company's senior management team and other resources. Based on these plans, the Company has significantly increased the number of its manufacturing employees through September 1998 and will have to continue to do so during the balance of 1998 and again in 1999. While to date, the Company has been able to hire and train a sufficient number of employees on a timely basis or to upgrade its operating systems without undue cost or delay, including additions to the Company's operating and financial management team, there is no assurance it can continue to do so. Any future inability of the Company to effectively manage the budgeting, forecasting and other process control issues presented by such a rapid expansion could have an adverse effect on the Company's operations and financial results. In addition, the Company will be required to implement an enlarged sales and marketing plan for Silicon-Film(TM) technology and expand its marketing and sales staff. There can be no assurance that the Company will be able to successfully recruit and train additional required personnel and manage its planned growth, and its failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

UNCERTAINTY OF ADDITIONAL FINANCING

As mentioned above, assuming successful and timely ramp up of its 9 MW plant, the Company intends to implement a major increase in Silicon-Film(TM) capacity during 1999. The Company expects that the net proceeds of its initial public offering, together with existing sources of capital and projected cash generated from operations, will be sufficient to fund its activities for the next 24 months, including the scale-up of the 9 MW plant and the equity capital requirements for the Future Expansion. In the next 24 months, changes in technology, a significant delay in full implementation of the 9 MW plant or the Future Expansion, or a significant decrease in manufacturing efficiency or operating margins may require further capital. The inability of the Company to obtain the necessary capital or financing to fund the Future Expansion could materially and adversely affect the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company will be profitable in the future or that the net proceeds of any financing, together with any funds provided by operations and present capital, will be sufficient to fund the Company's ongoing needs for product development, manufacturing, marketing and working capital. Additional financing may not be available when needed or may not be available on terms acceptable to the Company. If additional funds are raised by issuing equity securities, stockholders may incur dilution. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or otherwise limit the development, manufacture or sale of Silicon-Film(TM) solar cells, which could materially and adversely affect the Company's business, results of operations and financial condition.

PROTECTION OF PROPRIETARY TECHNOLOGY

The Company's ability to compete effectively will depend in part on its ability to maintain the proprietary nature of its technology and manufacturing processes through a combination of patent and trade secret protection. The Company is assigned ten issued United States patents in the field of photovoltaics and related optoelectronics materials and devices which expire beginning in April 2003 and ending in April 2016. In addition, the Company has three United States patents pending. Patent applications in the United States are maintained in secrecy until patents issue and publication of discoveries in the scientific literature tends to lag behind actual discoveries. The Company therefore cannot be certain that it was the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions, and there can be no assurance that the Company's pending patent applications will result in issued patents. International counterparts of four issued patents have been filed under the Patent Cooperation Treaty.

Patent applications filed in foreign countries are subject to laws, rules, and procedures which differ from those of the United States, and thus there can be no assurance that the Company's foreign patent applications will result in issued patents or that such patents will provide meaningful patent protection. In addition, no assurance can be given that patents issued to the Company will not be intentionally infringed upon or designed around or that any of its issued patents will provide meaningful patent protection. The inability of the Company to maintain the proprietary nature of its products and core technologies could have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

The market for the Company's products are intensely competitive. There are many competitors engaged in all areas of solar electric power generation in the United States and abroad including, among others, major electrical, oil, and chemical companies, specialized electronics firms, universities, research institutions and foreign government-sponsored companies. Most of these entities have substantially greater financial, research and development, manufacturing and marketing resources than the Company. There is also a large number of smaller companies involved in the development, manufacturing and marketing of solar electric power products and systems.

UNCERTAINTY OF SOLAR ELECTRIC POWER MARKET GROWTH

The market for solar electric power products has grown steadily in the past. However, there can be no assurance that the solar electric power market, or the particular market segments and/or geographic regions where the Company sells its products, will continue to grow. The Company's strategy of significantly increasing manufacturing capacity is based in part on the assumption of continuing market growth. The Company believes that its assumption of continuing market growth is reasonable based on the large overall market for solar electric power products and services world-wide, historical growth trends in the solar electric power industry and solar electric power market growth forecasts that have been developed by independent third parties. However, in the event that the market for solar electric power does not experience continuing growth, or that the particular market segments and/or geographic sales regions where the Company sells the majority of its products do not continue to grow, this factor could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY CUSTOMERS; CUSTOMER CONCENTRATION

The Company's strategy has been to market its products to a limited group of key customers. The Company's five largest customers accounted for, in the aggregate, approximately 60.0%, 60.4% and 67.8% of the Company's product sales in fiscal years 1995, 1996 and 1997, respectively. The Company's product sales accounted for 53.9%, 58.9% and 78.9% of the Company's total revenues in fiscal years 1995, 1996 and 1997, respectively. The remainder of the Company's total revenues for these periods was derived from government-related research and development contracts. The loss or significant reduction of purchases by one or more of these customers could have a material adverse effect on the Company's business, results of operations and financial condition. The Company expects to continue its strategy of selling solar electric power products to relatively few customers and that such customers will account for a high percentage of its revenue in the foreseeable future. The Company believes that it has successfully managed the level of customer concentration in the past, and that the level of customer concentration will decrease as the Company's manufacturing capacity increases, but there can be no assurance that the Company's sales strategy of focusing on a small group of customers will be successful in the future or can be successfully changed in the future to another sales strategy.

RELIANCE ON MARKETING INTERMEDIARIES

The Company's marketing strategy has been to sell its products to marketing intermediaries chosen to provide access to certain important market segments and regions around the world. The Company's customers are not end users of the Company's products but are distributors, module manufacturers, or system integrators who either resell the Company's products to other customers, or package the Company's products into systems for resale to end users. These marketing intermediaries are not under the direct control of the Company, and the Company therefore has no control over the ability of its customers to market and sell to end-use customers or over the financial performance of its customers that may determine their ability to buy the Company's products in the future. Any reduction in sales activities by the Company's customers or a termination of their relationship with the Company could have a material adverse effect on the Company's business, results of operations and financial condition.

AVAILABILITY OF SYSTEM FINANCING FOR REMOTE ELECTRIC POWER APPLICATIONS

Solar electric power is used in many applications and has proven to be a cost effective source of electric power where the electric power grid is unavailable. Solar electric power has also proven to be cost-effective in competition with diesel generators and/or other alternative forms of off-grid power generation. The Company estimates that such remote electric power applications currently comprise approximately 85% of the market for solar electric power. Because of the high capital costs of solar electric power systems, users may not have sufficient resources or credit to acquire such systems, particularly in developing countries, and the Company believes that the availability of financing, such as loans and lease arrangements, could have a significant effect on the rate of growth of remote solar electric power growth, and that such financing programs are becoming increasingly available through electric utility companies, banks, local governments, and the World Bank. To the extent that the Company believes that increased availability of system financing will play a role in expanding the market for solar electric power products particularly in developing countries and to the extent that the Company's plans for increased sales of solar electric power products include increased sales within this market segment, the lack of increased availability of system financing or the elimination of existing system financing programs could have a material adverse effect on the Company's business, results of operations and financial condition.

AVAILABILITY OF SUBSIDIES AND CONSUMER INCENTIVES FOR GRID-CONNECTED
APPLICATIONS

The cost of solar electric power currently substantially exceeds the cost of power furnished by the conventional electric utility grid. The governments of many countries, notably the United States, Germany and Japan, have provided subsidies in the form of cost reductions, tax write-offs, and other incentives to end users, distributors, systems integrators, and manufacturers of solar electric power products to promote the use of solar energy in grid connected applications and reduce dependency on other forms of energy. Although the Company believes that grid-connected applications currently account for a relatively minor fraction of the total market for solar electric power systems, these applications are generally predicted by third party market research firms to be among the most rapidly growing solar electric power market segments in the future. Therefore, the future market for solar products depends in some measure on the willingness of governments to enter into and to continue programs for solar electric power subsidies and consumer incentives. There can be no assurance that government subsidization of solar energy will continue into the future. Any reduction or elimination of govenment subsidies may have a material adverse effect on the Company's business, results of operations and financial condition.

SUPPLY AND COST OF SILICON WAFERS AND OTHER RAW MATERIALS

The Company purchases and recycles silicon wafers from the semiconductor industry for use in manufacturing its single crystal solar cells. Approximately 95% of the Company's total product sales in fiscal year ended, December 31, 1997, was derived from solar cells and modules manufactured from single crystal silicon wafers. However, the Silicon-Film(TM) process is the focus of the Company's plans for capacity expansion and the Silicon-Film(TM) process does not use recycled silicon wafers.

Although the Company has generally been successful in obtaining sufficient quantities of quality wafers in the past, there can be no assurance that such wafers will be available at cost effective prices in the future. The absence of cost effective sources of supply and the inability of the Company to locate alternative sources of low-cost high-quality wafers could have a material adverse effect on the Company's business, results of operations and financial condition.

The Company presently has multiple sources of supply for its required raw materials, including silicon wafers and silicon, although for economic and quality control reasons the Company utilizes single sources of supply for certain materials. In situations where it relies on single sources of supply, the Company believes that an adequate supply of materials is available to meet its foreseeable needs and, to date, the Company generally has been able to obtain supplies of such materials in a timely manner. There can be no assurance that supplies of the Company's critical materials will be adequate in the future or that the cost of such materials will remain low enough for the Company to maintain a cost-competitive market position for its solar electric power products.

PRIOR LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY

The Company generated net income of $651,826 for the fiscal year ended December 31, 1997 and $912,317 for the nine months ended September 30, 1998. It incurred a net loss in one of the last five fiscal years and as of September 30, 1998 had an accumulated deficit of approximately $4.033 million. The net income (loss) for the years ended December 31, 1993, 1994, 1995, and 1996 was $257,000,
$17,000, $98,000, and $(2.4 million), respectively. There can be no assurance that the Company will continue to be profitable.

INTERNATIONAL SALES

Approximately 86.0% and 73.0%, of the Company's net product revenues for the years ended December 31, 1996 and 1997, respectively, was attributable to international sales. For the year ended December 31, 1996, customers located in Germany, Spain and India each accounted for more than 10% of the Company's product sales. For the year ended December 31, 1997, customers located in Germany and Spain, each accounted for more than 10% of the Company's product sales. The Company expects that international sales will continue to represent a significant portion of the Company's net revenues. To date, in connection with its international sales, the Company has not experienced any material adverse impact on its business, results of operations or financial condition, however, there can be no assurance that this will be true in the future. All past international sales were denominated in United States dollars and the Company expects this practice to continue but there can be no assurance that future sales will be protected from foreign currency fluctuations. The Company believes that there are additional risks associated with the political and economic stability of foreign countries inasmuch as this impacts the ability of its foreign customers to pay for their purchases. The Company is also subject to other risks associated with international sales, including but not limited to tariff regulations, requirements for export licenses, long accounts receivable cycles, potentially adverse tax consequences and the burdens of complying with a wide variety of foreign laws, including compliance with technical standards.

STRATEGIC ALLIANCES

The Company has developed, and will continue to develop, strategic alliances with customers, companies and other organizations to provide support for its own technical, manufacturing and marketing staffs and to facilitate the entry into certain geographic market areas. Such strategic alliances could be cooperative agreements for sharing of information, cooperative marketing agreements, or any other business relationships such as equity investments or joint ventures. The goal of such alliances is to provide resources and experience which complement those the Company already has in place, including manufacturing and marketing expertise, and entry into new geographic markets. To accelerate the commercialization of its Silicon-Film(TM) technology, the Company entered into strategic alliances with Corning Incorporated and GPU International, Inc. There can be no assurance that the Company will be able to enter into additional alliances or that existing and/or future alliances will achieve their goals. The terms of such alliances may require the Company and its partners to share revenues and/or expenses from certain activities or for the Company to grant to its partners licenses to manufacture, market and/or sell products based upon its Silicon-Film(TM) technology. The Company's current alliances provide for cost sharing, technology sharing with respect to jointly developed technologies, options to purchase equity in the Company, securitization of loans made to the Company and pricing discounts. Such terms could be part of any future strategic alliance and could materially impact the Company's business, results of operations and financial condition.

On October 9, 1998 the Company prepaid its four-year $5 million convertible note to Corning, Incorporated which was issued in August 1997 to obtain funding for its start-up of the Company's new 9 MW manufacturing facility. Approximately $4.3 million of the loan from Corning was used as funding in part of this facility, including plant, equipment, and working capital.

Corning's investment in AstroPower was part of a strategic investment by Corning involving several companies in the energy generation and storage fields.
Corning subsequently decided to discontinue the energy program, providing AstroPower with an opportunity to prepay the loan. Corning has advised AstroPower that its action was based entirely on Corning's desire to focus on its core operations and did not reflect in any way on AstroPower's proprietary Silicon-Film technology, which Corning said consistently met or exceeded its expected performance. Corning provided the Company with valuable advice and assistance during the planning and fit-up stages of the new factory.

The prepayment terminated Corning's right to convert the note into approximately 1,111,111 shares of AstroPower Common Stock and also terminated other agreements relating to new technology, certain first offer rights to provide equity financing for the Company and with respect to any sale or merger of the Company or sale or licensing of its technology or assets.

In connection with the prepayment, options to purchase 119,000 shares of the Company's Common Stock which were issued to Corning for consulting services were cancelled and accrued interest of $49,000 was forgiven.

AstroPower's Board of Directors decided that the opportunity to prepay the loan was in the best interests of shareholders in general and also served to significantly reduce the potential dilution of outstanding shares.

TECHNOLOGICAL CHANGE AND COMPETING TECHNOLOGIES

The Company believes it has developed a new technology for solar electric power applications. The future success of the Company will depend, however, in large part upon its ability to keep pace with advancing solar electric power technology. In addition to the Company's Silicon-Film(TM) technology, there is a variety of competing technologies under active development by other companies, including amorphous silicon, cadmium telluride and copper indium diselenide, as well as advanced concepts for the manufacture of both bulk silicon and thin film crystalline silicon. Any of these competing technologies could achieve manufacturing costs less than the manufacturing costs achieved by the Silicon-Film(TM) products being developed by the Company. There can also be no assurance that the Company's development efforts will not be rendered obsolete by technological advances of others or that other materials will not prove more advantageous for the commercialization of solar electric power products. The Company believes that to remain competitive in the future, it will need to invest significant financial resources in research and development.

GOVERNMENT CONTRACTS

The Company intends to continue to complement and enhance its own resources with funding derived from contracts with agencies of the United States government. The percentage of the Company's total revenue derived from government-related contracts was approximately 41.1%, 21.1% and 14.2% of total revenue for fiscal years 1996 and 1997 and for the nine months ended September 30, 1998, respectively. The Company's contracts involving the United States government are subject to various risks such as the risk of termination at the convenience of the government. No termination by the government of any of the Company's contracts has occurred to date. Other risks include potential disclosure of the Company's confidential information to third parties, audits and the exercise of "march-in"' rights by the government. March-in rights refer to the right of the United States government or government agency to exercise its non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. There can be no assurance that the United States government will continue its commitment to programs to which the Company's development projects are applicable or that the Company can compete successfully to obtain funding available pursuant to such programs. A reduction or discontinuance of such commitment or of the Company's participation in such programs could have a material adverse effect on the Company's business, operating results and financial condition. Substantially all of the Company's revenues from government contracts are subject to audit under various federal statutes. Although the Company has received final written acceptance of its overhead rates through 1993, it has been advised that the Defense Contract Audit Agency is disputing certain element of those submissions as well as those overhead rates for 1994 and 1995. The dispute is centered on the effect of the Company's manufacturing operations on its government contract overhead rates during the years of transition from a contract research and development organization to commercial manufacturing. The overhead rates for 1996 have been submitted, but have not yet been audited. This dispute does not affect the Company's overhead rates for 1997 and 1998, inasmuch as the Company revised its methodology for determining overhead rates. It is management's opinion that adjustments to revenue, if any, will not have a material adverse effect on the Company's business and financial condition, but may impact results of operations.

ENVIRONMENTAL REGULATIONS

The Company uses, generates and discharges small quantities of toxic, volatile or otherwise hazardous chemicals and wastes in its research and development and manufacturing activities. Therefore, the Company is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of these materials. The Company believes that it has all the permits necessary to conduct its business. However, failure to comply with present or future regulations could result in fines being imposed on the Company, suspension of production or a cessation of operations. The Company believes that it has properly handled its hazardous materials and wastes and has not contributed to any contamination at its premises. The Company is not aware of any environmental investigation, proceeding or action by federal or state agencies involving these premises. However, under certain federal and state statutes and regulations, a governmental agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances have occurred or are ongoing. Any failure by the Company to control the use of, or to restrict adequately the discharge of, hazardous substances could subject it to substantial financial liabilities and could have a material adverse effect on the Company's business, results of operations and financial condition.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

The Company has experienced and may continue to experience significant annual and quarterly fluctuations in its operating results. The Company's annual and quarterly operating results may fluctuate as a result of a variety of factors including the timing of orders from, and shipments to, major customers; the timing of new product introductions by the Company or its competitors, delays in the planned Silicon-Film(TM) manufacturing expansion; variations in the mix of products sold by the Company or its competitors, including possible decreases in average selling prices of the Company's products in response to competitive pressures; market acceptance of new and enhanced versions of the Company's products; the availability and cost of key raw materials, requirements for cost sharing on government contracts and fluctuations in general economic conditions. There can be no assurance that the Company will be able to achieve and sustain consistent profitability on an annual or quarterly basis.

DEPENDENCE ON KEY PERSONNEL

The Company is dependent on its corporate officers and other principal members of its management and technical personnel. The Company's success in the future will depend in part on attracting and retaining qualified management and technical personnel. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Loss of key personnel or inability to hire and retain qualified personnel could have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY EXISTING STOCKHOLDERS

The Company's officers, and directors together with their affiliates beneficially own approximately 41.3% of the outstanding Common Stock. As a result, they may have the ability to elect the Company's directors and to determine all corporate actions requiring stockholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

The Company is subject to the provisions of Section 203 of the General Corporation Law. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder", for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and stock transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates, owns, or within three years prior to the date on which the determination of whether such person is an interested stockholder is being made, did own 15% or more of the Company's voting stock. Parallel provisions have been included in the Company's Amended and Restated Certificate of Incorporation. These provisions may make it more difficult for a third party to acquire, or may discourage acquisition bids for the Company. The Company's Amended and Restated Certificate of Incorporation and By-laws contain additional provisions that may also have the effect of discouraging a third party from making an acquisition proposal for the Company. The Amended and Restated Certificate of Incorporation and By-Laws of the Company, among other things, (i) classify the Board of Directors into three classes, with directors of each class serving for a staggered three-year period,
(ii) provide that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock entitled to vote for such directors, (iii) permit the Board of Directors but not the Company's stockholders, to fill vacancies and newly created directorships on the Board; and (iv) provide that any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of stockholders and not by any consent in writing by such stockholders. Special meetings of stockholders may be called only by the Board of Directors. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board of Directors. In addition, 5 million shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of Common Stock in the public market following the Offering could have an adverse effect on the price of the Common Stock, and future sales of Common Stock by existing stockholders could also have an adverse effect on such price and on the Company's ability to raise capital. Beginning August 13, 1998, 4,804,655 shares of Common Stock became eligible for sale in the public market upon the expiration of lock-up agreements between the Company's stockholders and the Underwriters in connection with the Company's initial public offering of Common Stock in the first quarter of 1998, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Additionally, 1,800,000 shares of Common Stock are reserved for issuance under the Company's 1989 Stock Option Plan; and 160,000 shares of Common Stock are reserved for issuance under the 1998 Non-Employee Directors Stock Option Plan.

The Company has registered the shares subject to outstanding options as well as reserved for issuance under the Company's stock option plans, which shares are eligible for sale in the public market. Certain holders of shares of Common Stock will have the right, under certain conditions, to participate in future Company registrations.

ABSENCE OF DIVIDENDS

The Company has never paid any dividends and it is currently anticipated that no cash dividends will be paid to the holders of the Common Stock in the foreseeable future.

                                USE OF PROCEEDS

The Company will not receive any proceeds from the sale of any Shares of Common Stock which may be offered hereby. The Selling Stockholder will receive all of the net proceeds from the sale of such Shares.


                             SELLING STOCKHOLDERS

Shares of the Company's Common Stock which will become eligible for sale pursuant to this Prospectus whether or not the holders thereof have any present intent to do so are Shares which may be issued by the Company pursuant to the Plan as follows: (1) The Plan permits the Company to make matching contributions and additional matching contributions (together referred to as "Matching Contributions") to the Plan in the form of Common Stock of the Company. The Company may choose to contribute either cash or Common Stock to the Plan when making Matching Contributions to the Plan. If the Company makes Matching Contributions in Common Stock, Participants in the Plan may keep their shares of the Matching Contribution in the form of Common Stock of the Company, or they may direct the Trustees to liquidate their shares of the Company's Common Stock and reinvest the proceeds in any of the other approved investment options; and (2) Company Stock of the Company has been added to the Plan as an alternative investment option. Participants can also elect to invest all, or any portion, of their other accounts in Company Stock, or they may elect not to invest any portion of their account in Company Stock.

When Participants receive benefits from the Plan, any Common Stock of the Company invested in their account will be liquidated and paid out to them in the form of cash.

All employees of the Company who are 21 years of age and have completed one month of service with the Company are eligible to participate in the Plan.

While the names of Participants, and the amount of shares they may own or wish to sell, if any, are presently unknown, the Trustees may be directed to liquidate the shares of Common Stock of the Company of any Participant in the Plan or of the Plan itself and such persons and the Plan will become a Selling Stockholder eligible to use this Prospectus.


                             PLAN OF DISTRIBUTION

The Common Stock is listed for trading on the Nasdaq National Market ("NASDAQ"). Shares may be offered for sale by one or more of the Selling Stockholders, in their discretion, on a delayed or continuous basis from time to time in transactions in the open market at prices prevailing at the time of sale on NASDAQ, or in private transactions at negotiated prices or otherwise. Such transactions may be effected directly by the

Trustees on behalf of Plan, or on behalf of the Plan for the account of a Participant in the Plan, in each case a Selling Stockholder. Alternatively, such transactions may be effected through brokers, dealers or other agents designated from time to time by the Trustees, and such brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the Selling Stockholders or the purchasers of the Shares. It is anticipated that such transactions will be effected without payment of any underwriting commissions or discounts, other than brokers' commissions or fees customarily paid in connection with such transactions, which commissions and fees will be borne by the Selling Stockholders.

The Company has agreed to bear the costs estimated at $5,000 of registering the Shares offered hereby under the Securities Act, but will not receive any of the proceeds from the sale of the Shares.

There is no assurance that the Selling Stockholders will sell all or any of the Shares which may be offered hereby.


                        RESALE OF SHARES BY AFFILIATES
                     AND HOLDERS OF RESTRICTED SECURITIES

Any shares of Company Stock may be resold freely, except that any shares to be sold for the account of a Participant deemed to be an "affiliate" of the Company, within the meaning of that term under the Securities Act and the rules and regulations promulgated thereunder, may only sell the shares of Company Stock for its account of such Participants subject to the amount of securities to be sold pursuant to the Prospectus being limited to the amount specified in Rule 144(e) of the Securities Act which allows them to: sell, within any three-month period, up to the number Shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock of the Company and
(ii) the average weekly trading volume during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

An employee who is not an executive officer or director of the Company generally will not be deemed to be an "affiliate" of the Company. In addition, the acquisition of shares of Common Stock by officers or directors of the Company through Matching Contributions by the Company to the 401(k) Plan will generally not be considered a "purchase", but the sale thereof will generally be considered a "sale" for purposes of Section 16(b) of the Securities Act. After such "sale" of Common Stock, the officer or director must discontinue further purchases of Company Common Stock for his or her account for six months.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Opton Handler Feiler and Landau, LLP, New York, New York. Members of the firm of Opton Handler Feiler & Landau, LLP own an aggregate of 129,900 shares of Common Stock of the Company.

                                    EXPERTS

The financial statements and schedule of AstroPower, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said experts in accounting and auditing.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference, as of their respective dates, in this Registration Statement:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (Commission File No. 000-23657);

     (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     (c) Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders of the Company held on June 18, 1998, and

     (d) Registration Statement on Form 8-A filed with the Commission on January 23, 1998.

In addition, all documents hereafter filed by AstroPower, Inc. pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable (securities to be offered are registered under Section 12 of the Exchange Act).

Item 5.  Interests of Named Experts and Counsel

The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Opton Handler Feiler & Landau, LLP, New York, New York. Members of the firm of Opton Handler Feiler & Landau, LLP own an aggregate of 129,900 shares of Common Stock of the Company.

Item 6.  Indemnification of Directors and Officers

Article VIII of the Company's Amended and Restated Certificate of Incorporation provides in part as follows:

"The corporation shall, to the fullest extent permitted by 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders of disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, but indemnification extends only to expenses (including attorney's fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

The Company has adopted in its Amended and Restated Certificate of Incorporation and Bylaws the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director of the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director of any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.


Item 7.  Exemption From Registration Claimed

Any restricted securities to be offered or resold pursuant to this Registration Statement are exempt under Section 4 (2) of the Securities Act of 1933, as amended, as a non-public offering of securities.

Item 8.  Exhibits


Unless otherwise noted the following exhibits are filed herewith:

3.3      Form of Amended and Restated Certificate of Incorporation of the
         Registrant*.

3.1      Form of Amended and Restated By-Laws of the Registrant*.

4.1      Specimen certificate representing the Common Stock of the Registrant*.

5.1 Opinion of Opton Handler Feiler & Landau, LLP with respect to the legality of the securities being registered.

10.1     AstroPower, Inc. 401(k) Savings Plan, as amended

10.2     AstroPower, Inc. 401(k) Savings Plan -- Summary Plan Description

10.3 Annual Return/Report of AstroPower, Inc. 401(k) Savings Plan on Form 5500 for 1997.

10.4     AstroPower, Inc. 401(k) Savings Plan -- Trust Agreement*

23.1     Consent of KPMG Peat Marwick LLP.

23.2     Consent of Opton Handler Feiler & Landau, LLP (contained in Exhibit
         5.1).

* Previously filed as an exhibit to Registrant's Registration Statement on Form S-1, File No. 33342591 which became effective on February 12, 1998, and which are incorporated herein by reference.

Item 9.  Undertakings

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (1) (1) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement;

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the registrant's By-Laws, Certificate of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnifications against public policy as expressed in the act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, Delaware, on

December 15, 1998


                                AstroPower, Inc.

                                By:_____________________________________
                                            Allen M. Barnett
                                 President, Chief Executive Officer and Director


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


     SIGNATURE                        TITLE                          DATE
--------------------------------------------------------------------------------

_____________________        President, Chief Executive        December 15, 1998
Allen M. Barnett             Officer and Director

_____________________        Director                          December 15, 1998
George S. Reichenbach

_____________________        Vice President, Chief             December 15, 1998
Thomas J. Stiner             Financial Officer and
                             Principal Accounting
                             Officer

_____________________        Director                          December 15, 1998
George W. Roland

_____________________        Director                          December 15, 1998
Gilbert Steinberg

_____________________        Director                          December 15, 1998
Clare E. Nordquist

_____________________        Director                          December 15, 1998
Charles R. Schaller

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1993, the Administrative Committee of the AstroPower, Inc. 401(k) Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, Delaware on December 15, 1998.



                      AstroPower, INC. 401(k) SAVINGS PLAN


                      By:_________________________________
                             Thomas J. Stiner  Member,
                             Administrative Committee

                               INDEX TO EXHIBITS


Exhibit No.   Description

  3.3 Form of Amended and Restated Certificate of Incorporation of the Registrant**.

  3.4         Form of Amended and Restated By-Laws of the Registrant**.

  4.1 Specimen certificate representing the Common Stock of the Registrant**.

  5.1 Opinion of Opton Handler Feiler & Landau, LLP with respect to the legality of the securities being registered*.

  10.1        AstroPower, Inc. 401(k) Savings Plan as amended*

  10.2        AstroPower, Inc. 401(k) Savings Plan  Summary Plan Description*

  10.3 Annual Return/Report of AstroPower, Inc. 401(k) Savings Plan on Form 5500 for 1997. *

  10.4        AstroPower, Inc. 401(k) Savings Plan  Trust Agreement*

  23.1        Consent of KPMG Peat Marwick LLP*.

  23.2        Consent of Opton Handler Feiler & Landau, LLP
              (contained in Exhibit 5. 1).


  *Filed herewith.

 **Previously filed as an exhibit to Registrant's Registration Statement on Form S-1, File No. 333-42591 which became effective on February 12, 1998, and which is incorporated herein by reference.